                                                                    EXHIBIT 11.1

                COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)

                                                                            YEAR ENDED        NINE MONTHS ENDED
                                                                         DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                                        -------------------  --------------------
Number of Shares:
Weighted Average Shares Outstanding...................................           3,151                 3,911
Incremental shares from assumed exercise of stock options (2).........             644                   613
Shares issued upon conversion of Series A Preferred Stock.............           3,632                 4,008
                                                                               -------               -------
Weighted average common and common equivalent shares outstanding......           7,427                 8,532
                                                                               -------               -------
                                                                               -------               -------
Income Before Extraordinary Loss......................................       $   3,485            $    4,373
Extraordinary Loss....................................................       $       0            $     (863)
                                                                               -------               -------
Net Income............................................................       $   3,485            $    3,510
                                                                               -------               -------
                                                                               -------               -------

Earnings per Share:
  Income Before Extraordinary Loss....................................       $    0.47            $     0.51
  Extraordinary Loss, net of tax......................................       $    0.00            $    (0.10)
                                                                               -------               -------
  Net Income..........................................................       $    0.47            $     0.41
                                                                               -------               -------
                                                                               -------               -------

--------------

(1) Pro forma for all periods presented due to the assumed conversion, as of the beginning of each period, of all outstanding shares of Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year of this initial public offering effective July 8, 1996 have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $14.00), even though they are anti-dilutive in loss periods.